Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-168936, 333-183704, and 333-183703) and the Registration Statement on Forms S-8 (Nos. 333-197262, 333-191632, 333-120141, and 333-162135) of Nuo Therapeutics, Inc. of our report dated March 31, 2015 relating to the consolidated balance sheets of Nuo Therapeutics, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, redeemable common stock and stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2014 which appears in this Annual Report on Form 10-K.

/s/ Stegman & Company

Baltimore, Maryland

March 31, 2015